Researchers demonstrate direct anti-tumor effect of
               Combretastatin and show advances in development of
                            a new gene therapy model

        Data presented at 17th Annual Meeting of the European Society for
                       Therapeutic Radiology and Oncology

     Edinburgh,  Scotland, September 23, 1998. OXiGENE, Inc. (Nasdaq: OXGN, SSE:
OXGN), an international biopharmaceutical company, announced today that researchers from University Hospital GHB, KU Leuven, Belgium reported on pre-clinical data demonstrating that Combretastatin A-4 prodrug (Combretastatin) had a striking direct anti-tumor effect directed against rat rhabdomyosarcoma tumors and it was also used to create a hypoxic (low oxygen) environment in which anaerobic bacteria carrying tumor-killing proteins flourished. Data on Combretastatin, a vascular targeting agent being developed by OXiGENE, was presented at the 17th Annual Meeting of the European Society for Therapeutic Radiology and Oncology (ESTRO).

     Willy Landuyt, Ph.D., and his colleagues from the Department of Experimental Radiobiology/Oncology at University Hospital are investigating a model of genetic therapy for tumor drug targeting that utilizes anaerobic bacteria to deliver recombinant proteins capable of converting safe prodrugs into cytotoxic drugs specifically to a tumor site. The bacteria, which are injected into the body with the aim of causing bacterial proliferation specifically in the tumor - but no where else - can only thrive in a state of hypoxia, or decreased oxygen. Dr. Landuyt reported that a single dose of 25mg/kg Combretastatin injected into rats with rhabdomyosarcoma tumors caused massive shutdown of tumor blood vessels, successfully inducing hypoxia within tumors of varying size and allowing anaerobic bacteria to proliferate within the tumors. The Combretastatin-induced hypoxia will be used to further test this model and to potentially develop the anaerobic vector for use in targeted gene therapies.

     "We are very excited about Combretastatin's ability to shut down blood flow to tumors, which resulted in the hypoxic state needed to allow anaerobic bacteria to flourish specifically at the tumor site," says Dr. Landuyt. "The use of Combretastatin will enable us to advance the use of anaerobic bacteria as a targeted vector for gene therapy, of which investigations are in progress. In addition, the anti-tumor effect of Combretastatin observed in our study speaks to the impressive action of this particular compound, and the promise it holds to be a powerful anti-cancer agent."

     Combretastatin is the first in a new class of tumor vascular targeting drugs that are intended to selectively attack and destroy tumor-specific blood vessels formed by angiogenesis, resulting in a massive rapid and irreversible shutdown of these blood vessels while leaving normal vasculature unharmed. OXiGENE plans to clinically develop Combretastatin as a stand alone therapy which could be used in combination with other therapies. Phase I/II studies of Combretastatin in patients with advanced stage cancers in the United States and Europe are scheduled for the second half of 1998.

     OXiGENE is an international biopharmaceutical company developing a portfolio of innovative products to combat cancer and other major diseases. The Company currently has four products in clinical development, including Neu-Sensamide, being tested as a radiosensitizer in Phase II and III studies in patients with non-small cell lung cancer and in a Phase I study in patients with glioblastoma; OXi-104 (declopramide), being tested as a chemosensitizer in Phase I/II studies in patients with advanced stage cancers; Cordycepin, which is in a Phase I/II study in patients with TdT-positive leukemia; and Combretastatin A-4 prodrug, a vascular targeting agent expected to enter Phase I/II studies in the second half of 1998.

     This press release contains forward-looking statements that involve risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed in this press release. Factors that may cause such a difference include, but are not limited to, those risks and uncertainties associated with the regulatory approval of the Company's proprietary drugs, and other risks included in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission during the past 12 months. Specifically, there can be no assurance that Combretastatin will meet the expectations of those who are testing it or will prove to have commercial acceptance.